                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   Form 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



                               November 4, 1997
               Date of report (Date of earliest event reported)


                         PARAGON HEALTH NETWORK, INC.
              (Exact Name of Registrant as Specified in Charter)




               Delaware          001-10968            74-2012902
            (State or other    (Commission         (IRS Employer
            Jurisdiction of     File Number)       Identification No.)
            Incorporation)

                         One Ravinia Drive, Suite 1500
                               Atlanta, Georgia
                   (Address Of Principal Executive Offices)

                                     30346
                                  (Zip Code)


      Registrant's telephone number, including area code: (770) 393-0199

                        Living Centers of America, Inc.
                         15415 Katy Freeway, Suite 800
                             Houston, Texas  77094
         (Former Name or Former Address, if Changed Since Last Report)
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Item 1.     Changes in Control of Registrant

     On November 4, 1997, Living Centers of America, Inc., a Delaware corporation ("LCA"), GranCare, Inc., a Delaware corporation ("GranCare") and Apollo Management, L.P. ("Apollo") and certain other investors (collectively with Apollo, the "Apollo Group"), engaged in a series of transactions pursuant to which Paragon Health Network, Inc., a Delaware corporation ("Paragon") was formed. Paragon was formed as a result of the following transactions: (1) Apollo formed a wholly owned subsidiary, Apollo LCA Acquisition Corp. ("Apollo Sub"), capitalized with approximately $240 million in cash contributed by the Apollo Group (the "Apollo Equity Commitment"); (2) Apollo Sub was merged with and into LCA with LCA being the surviving corporation (the "Recapitalization Merger") pursuant to which (x) LCA changed its name to Paragon; (y) all of the issued and outstanding common stock of Apollo Sub was converted, on a one for one basis, into shares of common stock, par value $0.01 per share, of Paragon ("Paragon Common Stock"); and (z) on an aggregate basis, the ownership interests or holders of all of the issued and outstanding common stock of LCA were converted into the right to receive, subject to election and proration procedures, $40.50 per share of LCA common stock in cash (with respect to 90.54% of the issued and outstanding shares of LCA common stock) and shares of Paragon Common Stock, on a one for one basis (with respect to 9.46% of the issued and outstanding shares of LCA common stock); and (3) immediately following the Recapitalization Merger, GranCare was merged with a wholly-owned subsidiary of Paragon (the "GranCare Merger," and collectively with the Recapitalization Merger, the "Mergers") with GranCare being the surviving corporation pursuant to which each issued and outstanding share of GranCare common stock was converted into the right to receive 0.2346 of a share of Paragon Common Stock. Immediately following the Mergers, the Apollo Group owned approximately 44%, former GranCare stockholders owned approximately 41.9% and LCA stockholders retained approximately 14.1% of the issued and outstanding shares of Paragon Common Stock.

     The funds used to pay the costs of the Mergers, refinance certain LCA and GranCare indebtedness and to pay fees and expenses incident to the Mergers and related transactions were obtained from (i) the Apollo Equity Commitment, (ii) the private offering of $569 million aggregate principal amount of Senior Subordinated Notes and Senior Subordinated Discount Notes (in connection with which Chase Securities Inc., Smith Barney Inc. and Credit Suisse First Boston Corporation acted as the initial purchasers) and (iii) $740 million in term loans under a new senior credit facility with a syndicate of banks with The Chase Manhattan Bank serving as lead bank.

     In connection with the consummation of the Mergers, Apollo, LCA and GranCare agreed that the initial Board of Directors of Paragon would consist of 11 members, one of whom would be Keith B. Pitts (the Chairman, Chief Executive Officer and President of Paragon), six of whom would be designees of Apollo, three of whom would be designees of GranCare and one of whom would be a designee of LCA. Following the Mergers, the Apollo Group and Paragon entered into a Stockholders Agreement dated November 4, 1997 (the "Stockholders Agreement") governing the nomination of members to the Board of Directors of Paragon on a going forward basis and certain other matters.

                                       2
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The descriptions of the Mergers, the related financing transactions, the
Stockholders Agreement and certain other related transactions are incorporated herein by reference from the Registrant's Registration Statement on Form S-4, as amended, (Registration No. 333-36525), filed with the Securities and Exchange Commission on September 26, 1997 (the "Registration Statement on Form S-4").


Item 2.     Acquisition or Disposition of Assets.

     See response to Item 1 above.


Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.


     The information required by this item is incorporated by reference from the Registrant's Registration Statement of Form S-4.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                           PARAGON HEALTH NETWORK, INC.


                           By: /s/ Stefano M. Miele
                             --------------------------
                              Stefano M. Miele
                              Vice President and Assistant General Counsel


Dated:  November 11, 1997

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                                 EXHIBIT INDEX

                                                                  Sequential
Exhibit No.                                                         Page No.
-----------                                                       -----------
    99.1 Press Release dated November 4, 1997, announcing the effectiveness of the Mergers

                                       5